Exhibit 1
TERMINATION AGREEMENT

This Termination Agreement (this "Agreement") is made as of May 17, 2016, by and among (i) Global Undervalued Securities Master Fund, L.P., Kleinheinz Capital Partners, Inc. and Mr. John B. Kleinheinz (the "Kleinheinz Parties") and (ii) Mr. Fred N. Reynolds (collectively with the Kleinheinz Parties, the "Group").

WHEREAS, the undersigned entered into Joint Filing Agreement, dated December 22, 2013 (the "Joint Filing Agreement") whereby the undersigned formed a "group" for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") with respect to shares of common stock (the "Common Stock") of Gastar Exploration Ltd., now Gastar Exploration Inc., a Delaware corporation (the "Company") and agreed to take certain actions as a "group"; and

WHEREAS, the undersigned wish to terminate their status as a "group" and the Joint Filing Agreement as of the date hereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. The parties hereto, on behalf of themselves and their respective affiliates, hereby terminate their status as a "group" for purposes of Section 13(d)(3) of the Exchange Act and Rule 13d-5(b)(1) and Rule 13d-1(k) promulgated thereunder with respect to the Common Stock of the Company as of the date hereof.

2. The parties hereto, on behalf of themselves and their respective affiliates, hereby terminate the Joint Filing Agreement as of the date hereof.

3. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

4. This Agreement shall be interpreted in accordance with and governed by the laws of the State of Texas. If any provision hereof would be invalid under applicable law, then such provision shall be deemed modified to the extent necessary to render it valid while most nearly preserving its original intent. No provision hereof shall be affected as a result of another provision being held invalid.  In the event of any dispute arising out of the provisions of this Agreement, the parties hereto consent and submit to the exclusive jurisdiction of the federal and state courts in the State of Texas.

5. Except as otherwise set forth in this Agreement, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto, their permitted successors and assigns, and their affiliated persons bound under the Joint Filing Agreement.  Nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.  No party hereto may assign any of its rights or obligations under this Agreement to any person without the prior written consent of the other parties hereto.

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IN WITNESS WHEREOF, the undersigned have executed and delivered this agreement as of the date first written above.

GLOBAL UNDERVALUED SECURITIES MASTER FUND, L.P.

By:	Kleinheinz Capital Partners, Inc., its general partner

By:	/s/ John B. Kleinheinz
Name: John B. Kleinheinz
Title: President

KLEINHEINZ CAPITAL PARTNERS, INC.

By:	/s/ John B. Kleinheinz
Name: John B. Kleinheinz
Title: President

JOHN B. KLEINHEINZ

/s/ John B. Kleinheinz

FRED N. REYNOLDS

/s/ Fred N. Reynolds